                                                                   Exhibit 99.1

FOR IMMEDIATE RELEASE

 CONTACT:

 INVESTORS:                               MEDIA:
 Kevin F. McLaughlin                      Janice M. McCourt
 Senior Vice President &                  Vice President of Operations &
 Chief Financial Officer                  Director of Corporate Communications
 (617) 494-8400 ext. 2274                 (617) 494-8400 ext. 2330
 email: kevin.mclaughlin@praecis.com      email: janice.mccourt@praecis.com


                      PRAECIS PHARMACEUTICALS INCORPORATED
                  ANNOUNCES SUBMISSION OF NEW DRUG APPLICATION
                            FOR PROSTATE CANCER DRUG


CAMBRIDGE, MA, DECEMBER 13, 2000. PRAECIS PHARMACEUTICALS INCORPORATED (Nasdaq:PRCS) today announced the submission to the U.S. Food and Drug Administration of a New Drug Application (NDA) for abarelix depot, the first in a new class of prostate cancer drugs that avoids stimulating the secretion of testosterone, a male hormone that causes the growth of most prostate cancers. PRAECIS is developing abarelix depot for commercialization with Amgen Inc. in the United States, Japan, Canada and Asia-Pacific and with Sanofi-Synthelabo in all other global territories.

Approximately 85% of newly-diagnosed prostate cancers are hormone-dependent tumors that require the male hormone testosterone for their continued growth. Lowering the body's normal production of testosterone, therefore, is the primary goal of hormonal treatment. Available hormonal therapies, however, may cause an initial surge or increase in the level of testosterone before the desired effect of lowering testosterone occurs. Abarelix depot is designed to rapidly block the production of testosterone and avoid the initial testosterone level surge.

Results of two pivotal phase III safety and efficacy studies, presented in May 2000 at the annual meeting of the American Society of Clinical Oncology, showed that zero percent of patients treated with abarelix depot experienced a testosterone surge compared to more than 80% of patients treated with leuprolide acetate depot, or a combination of leuprolide acetate depot plus bicalutamide, which are the most-prescribed hormonal drug and combination of drugs. Further, abarelix depot suppressed testosterone levels more rapidly, achieving suppression by day 8 in approximately 70% of patients compared to zero percent of patients treated with either leuprolide or leuprolide plus bicalutamide. Each treatment therapy studied achieved and maintained testosterone suppression from day 29 through day 85 in more than 90% of patients. Reported side effects, such as hot flashes, were similar for all three hormonal treatment regimens. If approved, abarelix depot will compete in a $2.6 billion worldwide market for hormonal prostate cancer drugs.

"Based upon the results of the chemical studies that are included in the NDA package, we believe that abarelix depot represents an important medical advancement for the treatment of patients with prostate cancer," said Marc B. Garnick, M.D., PRAECIS' Chief Medical Officer.

"We are proud and delighted with our first product submission. PRAECIS is working hard to make abarelix depot the first in a succession of product submissions," said Malcolm L. Gefter, Ph.D., PRAECIS' Chairman, President and Chief Executive Officer.

PRAECIS, together with its corporate collaborators, is also developing abarelix depot for the treatment of endometriosis, a painful and long-lasting condition that can be treated through the suppression of estrogen, a female hormone.

PRAECIS PHARMACEUTICALS INCORPORATED is a biotechnology company focused on the discovery and development of pharmaceutical products using its proprietary LEAP(TM) (Ligand Evolution to Active Pharmaceuticals) technology. LEAP combines the power of biological selection with the advantages of medicinal chemistry in a unique molecular evolution process. PRAECIS successfully employed LEAP in the development of abarelix depot, its lead candidate for the treatment of prostate cancer and endometriosis. PRAECIS also has programs in Alzheimer's disease, pain management and AIDS.

This news release contains forward-looking statements, including, but not limited to, statements regarding the filing of an NDA for abarelix depot, the regulatory review of that filing by the U.S. Food and Drug Administration and the status of the abarelix program for the treatment of endometriosis. These statements are based on PRAECIS' current beliefs and expectations as to future outcomes. Such statements are subject to certain factors and uncertainties that may cause actual results to differ materially from expected results. These include, but are not limited to, unexpected results in ongoing and future clinical trials, the need for additional research and testing, delays in manufacturing, access to capital and funding, and the timing and content of decisions made by the U.S. Food and Drug Administration, as well as the risks set forth from time to time in PRAECIS' filings with the Securities and Exchange Commission, including but not limited to the risks discussed in PRAECIS' most recent Form 10-Q.

                                      # # #